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EXHIBIT 10.15

EMPLOYMENT AGREEMENT FOR DIANE M. SULLIVAN

THIS EMPLOYMENT AGREEMENT (this "Agreement"), entered into this 12th day of January, 2023 and effective as of January 15, 2023 (the "Effective Date"), is by and between Diane M. Sullivan ("Employee") and Caleres, Inc., a New York corporation ("Caleres" and, together with its subsidiaries, the "Company"), provided Employee remains employed with Caleres through the Effective Date.

WITNESSETH THAT:

WHEREAS the Company is engaged in the design, sourcing, marketing and sale of footwear in the United States and throughout the world;

WHEREAS Employee is currently employed as the Chief Executive Officer of Caleres and is also currently the Chair of the Board of Directors of Caleres (the "Board of Directors");

WHEREAS Employee and Caleres desire that Employee transition out of her role as Chief Executive Officer of Caleres effective as of the Effective Date;

WHEREAS Employee and Caleres desire that Employee remain an employee of Caleres following the Effective Date in an executive capacity and it is expected that Employee will remain as Chair of the Board of Directors (and as of the Effective Date to hold the title of Executive Chair);

WHEREAS Caleres desires to insure, insofar as possible, that the Company will continue to have the benefit of Employee's services following the Effective Date and to protect the confidential information and goodwill of the Company; and

WHEREAS Employee and Caleres are currently parties to a Severance Agreement, dated April 1, 2006, as amended (the "Prior Agreement"), which Employee and Caleres desire to terminate as of the Effective Date and replace with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth herein, the parties hereto mutually covenant and agree as follows:

Section 1.Definitions.

1.1"Cause" means (i) Employee engaging in willful misconduct which is materially injurious to the Company; (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) Employee engaging in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (iv) Employee’s continued failure to reasonably perform duties reasonably assigned to her by the Company; (v) Employee engaging in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; (vi) Employee’s illegal use of a controlled substance, using prescription medications unlawfully or abuse of alcohol; or (vii) Employee’s deliberate violation of the Company’s material policies, including but not limited to, the Company’s Code of Business Conduct and Respect in the Workplace policies.

1.2"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

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1.3"Competitor" means any Person which (a) in its prior fiscal year had annual gross sales volume or revenues of more than $20,000,000 attributable to the sale of footwear or

(b) is reasonably expected to have such level of footwear sales or revenues in either the current fiscal year or the next following fiscal year.

1.4"Confidential Information" shall have the meaning set forth in Section 6.2.

1.5"Customer" means any wholesale or direct to consumer customer of the Company which either purchased from the Company during the one (1) year immediately preceding the Termination Date, or is reasonably expected by the Company to purchase from the Company in the one (1) year period immediately following the Termination Date, more than $1,000,000 in footwear.

1.6"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).

1.7"Termination Date" means the date of Caleres’s 2025 annual meeting of shareholders (currently anticipated to be May 22, 2025) (the “2025 Annual Meeting”) or, if earlier, the effective date of the termination of Employee's employment with Caleres.

Section 2.Employment. Provided Employee is employed by Caleres on the Effective Date, Employee shall cease to be the Chief Executive Officer of Caleres, but shall remain an employee of Caleres in an Executive capacity. For the avoidance of confusion, none of Employee's duties or obligations as a Caleres employee will affect her duties or obligations as a member of the Board of Directors.

Section 3.Term of Employment / Prior Agreement. Unless terminated earlier pursuant to Section 5 of this Agreement, the term of this Agreement shall be a period commencing on the Effective Date and ending of the Termination Date (the “Term”). The Prior Agreement shall remain effective until the Effective Date, upon which date such Prior Agreement shall terminate.

Section 4.Compensation.

4.1Base Salary. Effective as of the Effective Date, Employee's base salary ("Base Salary") shall be $800,000 per annum through Caleres’s fiscal year 2023 and shall be $500,000 for Caleres’s fiscal year 2024 and thereafter until the end of the Term.  The Base Salary shall be payable in equal installments during the year in accordance with Caleres's normal payroll practices in effect from time to time and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

4.2Annual Incentive. Employee shall be entitled to participate in the Caleres annual incentive program with respect to the 2023 annual incentive plan year (for the fiscal year beginning January 29, 2023) at the established threshold, target, and maximum payout percentage in effect for the 2023 annual incentive plan year with a target payout of 100% of Base Salary. Such award for the 2023 annual incentive plan year shall be paid at the same time and in accordance with the same general practices as awards paid to other Company employees with respect to such 2023 annual plan year. Unless otherwise determined by the Board of Directors or the Culture, Compensation and People Committee thereof, Employee shall not be entitled to participate in such annual incentive program after the 2023 annual incentive plan year.

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4.3Restricted Stock. Provided Employee is employed by Caleres on January 13, 2023, Caleres shall grant Employee on that date a number of shares of restricted stock with a fair market value of $1,500,000 with the fair market value being determined as the average of the high and low price of Caleres stock on that date. All such shares of restricted stock shall be granted pursuant to and be subject to the terms of the Caleres, Inc. Incentive and Stock Compensation Plan of 2022 (“Plan"), and such restricted stock shall vest 50% on the date of the 2024 Annual Meeting and 50% on the date of the 2025 Annual Meeting and be subject to the standard terms and conditions of similar awards. Unless otherwise determined by the Board of Directors or the Culture, Compensation and People Committee thereof, the restricted stock grant described in this Section 4.3 will be the only long-term incentive award granted to Employee for her service during the Term.

4.4Outstanding Equity and Performance Compensation. Notwithstanding any provision in the Plan or any other equity incentive or similar plan including but not limited to the Caleres, Inc. Incentive and Stock Compensation Plan of 2017 (the “2017 Plan”), or any award agreement entered into with respect to an award granted under the Plan or 2017 Plan ("Award") prior to the Effective Date, (i) Employee shall be considered to remain employed for purposes of the vesting or exercise provisions of any such Award during the Term; and (ii) Employee shall be scheduled to vest in and become entitled to payment of any Award granted prior to the Effective Date (in accordance with the same general practices as similar Awards paid to other Company employees) on the earlier of the date of vesting in effect for each such Award as of the Effective Date or the Termination Date (subject to earlier vesting due to termination by Caleres for any reason other than Cause, or Employee’s death or disability).

4.5Deferred Compensation Benefits. After the Effective Date, Employee shall continue to be entitled to participate in the Caleres, Inc. Deferred Compensation Plan (and any other nonqualified deferred compensation plan subject to Section 409A of the Code) on the same terms and conditions pursuant to such plans and available to other employees. Distributions pursuant to such plans shall be made in accordance with their terms.  The parties acknowledge that by an amendment dated December 22, 2022, of the Caleres, Inc. Supplemental Executive Retirement Plan (the “SERP”) Employee’s accrual of benefits in the SERP were frozen as of December 31, 2022.
4.6Employee Benefit Programs. During the term of this Agreement, Employee shall be entitled to participate in all disability, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to employees of the Company, in accordance with and subject to the terms thereof. Employee shall continue to be eligible to participate in any qualified retirement plans after the Effective Date.

4.7Expenses. During the Term, upon Employee's submission of proper substantiation, Caleres shall reimburse Employee for all reasonable business expenses actually and necessarily paid or incurred by her in the course of and pursuant to the business of the Company, in accordance with Caleres's policies relating to the reimbursement of business expenses.
4.8Financial and Tax Planning. Caleres shall reimburse Employee for expenses related to financial and tax planning services incurred on her behalf in an amount not exceeding $30,000 per year for Employee's 2022, 2023 and 2024 taxable years.

4.9Club Dues. During the Term, Caleres shall continue to pay or reimburse Employee on a monthly basis for then current monthly dues and assessments charged by one club of which Employee is a member primarily for business purposes.
4.10Office Space. During the Term, Employee shall be provided with office space at Caleres's headquarters and shall be assigned an administrative assistant to assist in the performance of her duties.

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4.11Company Aircraft:  During the Term, Employee shall be entitled to personal use of the Company’s aircraft subject to the business requirements of the Company and in accordance with the Company’s policies for such personal use, including with respect to taxes.

Section 5.Termination of Employment.

5.1Caleres may terminate Employee's employment at any time for Cause, effective upon written notice to Employee specifying in reasonable detail the particulars of Employee's conduct deemed by Caleres to justify such termination for Cause.

5.2Caleres may terminate Employee's employment without Cause at any time, effective upon written notice to Employee of termination specifying that such termination is without Cause.

5.3Employee may terminate Employee's employment with Caleres at any time for any reason or no reason, effective upon written notice to Caleres of termination.

5.4If Employee's employment is terminated by Caleres for any reason other than for Cause, or Employee's death or disability, or if Employee’s employment is terminated by mutual agreement of the Parties, Employee shall be entitled to the following benefits:

(a)Caleres shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) any other amounts owed by the Company to Employee (other than any bonus or incentive payment of any kind) but unpaid as of the Termination Date, plus (iii) Employee's annual incentive plan payout, if applicable, for the year of termination prorated to the Termination Date, paid at the time such annual incentive plan payout would have been paid if Employee had remained employed to the date of payment and calculated based on achievement of the performance criteria applicable to such payout.
(b)Caleres shall continue to pay Employee her Base Salary through the 2025 Annual Meeting. Such Base Salary shall be paid at the same time and on the same schedule that such amounts would have been paid had Employee's employment with Caleres not been terminated.

(c)For the period beginning on the date of Employee's termination of employment under this Section 5.4 and ending on the earlier of (i) the date that is eighteen (18) months after such date or (ii) the 2025 Annual Meeting ("Benefit Extension Period"), the Company shall provide to Employee medical and/or dental coverage under the Company's medical and/or dental plans without any cost to Employee in excess of any employee contribution that would be payable by Employee if Employee remained employed by Caleres.

(d)The restrictions applicable to each share of non-vested restricted stock of Caleres held by Employee shall lapse as of the Termination Date, provided however, that any restrictions remaining on the grant of restricted stock referred to in Section 4.3 hereof as of the Termination Date shall not lapse, it being understood and agreed that Employee must remain employed by Company as of the 2024 or 2025 Annual Meeting, as the case may be, for the applicable restrictions on that award to lapse.

(e)Each non-vested option to purchase Caleres stock held by Employee as of the Termination Date shall vest.

(f)The Company shall pay Employee in cash or stock the banked portions and the fair market value at "Target" levels of any unbanked portions for any long-term incentive performance share or long-term performance cash Awards outstanding.

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5.5If Employee's employment is terminated for any reason other than such reasons specified in Section 5.4, the Company shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) any other amounts owed by the Company to Employee (other than any bonus or incentive payment of any kind) but unpaid as of the Termination Date.

Section 6.Covenant Not to Compete

6.1During Employee's employment with Caleres and for a period of two (2) years after the Termination Date (collectively, the "Restricted Period"), Employee will not, directly or indirectly, on Employee's own behalf or on behalf of any other Person (whether as owner, partner, consultant, employee or otherwise):

(a)provide any executive, managerial, supervisory, and/or consulting services with respect to the footwear industry and/or the footwear business in the United States for any Competitor;

(b)hold any executive, managerial and/or supervisory position with any Competitor in the United States;

(c)assist any Competitor in competing against the Company (i) in the United States and/or (ii) in any other country in which the Company is doing business in the one year immediately preceding the Termination Date (each a "Foreign Country"), as Employee had access to Confidential Information regarding the Company's business in such Foreign Country;

(d)engage in any research, development and/or planning activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the footwear industry (i) in the United States or (ii) in any Foreign Country;

(e)cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

(f)assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

(g)cause or attempt to cause any footwear supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

(h)assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any footwear supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company; and/or

(i)solicit, entice, employ or seek to employ, in the footwear industry, any executive, managerial and/or supervisory employee of, or any consultant or advisor to, the Company.

6.2Employee recognizes and agrees that the restraints contained in Section 6.1 are reasonable and should be fully enforceable in view of, among other things, the high level positions Employee has had with the Company, the national and international nature of both the Company's collective business and competition in the footwear industry, and the legitimate interests of the Company in protecting its confidential, proprietary and trade secret information ("Confidential Information") and their respective

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customer goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 6.1. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would, among other things, be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and/or (ii) Employee was involved in diverting or helping to divert the Company's customers and/or customer goodwill.

6.3Employee agrees to disclose, during the Restricted Period, the terms of this Section 6 to any potential future employer.

Section 7.Confidential Information.

7.1Employee acknowledges and agrees that during Employee's employment, Employee has been and/or will be provided and have access to certain Confidential Information of the Company. Employee agrees to keep secret and confidential, and not to use or disclose to any third-parties, except as directly required for Employee to perform Employee's employment responsibilities for the Company, any of the Company's Confidential Information.
7.2Confidential Information includes all confidential and/or trade secret information of the Company (regardless of the form or medium in which it may exist or be stored or preserved) and includes, but is not limited to, all such information containing or reflecting any:

(a)lists or other identification of customers or prospective customers of the Company (and/or key individuals employed or engaged by such parties);

(b)lists or other identification of sources or prospective sources of the Company's products or components thereof (and/or key individuals employed or engaged by such parties);

(c)compilations, information, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software relating to the development, manufacture, fabrication, assembly, marketing and/or sale of the Company's products;

(d)financial, distribution, sales and marketing information, data, plans, and/or strategies of the Company;

(e)equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company's products and services;

(f)the Company's relations and/or dealings with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

(g)the Company's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

(h)any other information designated by the Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company).

Notwithstanding the foregoing, the term "Confidential Information" shall not consist of any data or other information which has been made publicly available or otherwise placed in the public

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domain other than by Employee in violation of this Agreement.

7.3Employee will not, directly or indirectly, copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use for Employee or use for, or disclose to, any party other than the Company, any Confidential Information, without Caleres's prior written permission or except as required for the proper performance of Employee's duties on behalf of the Company.
7.4· Employee understands that Confidential Information may or may not be labeled as "confidential" and will treat all information as confidential unless otherwise informed by Caleres.

7.5At the termination of Employee's employment with the Company or at any other time the Company may request, Employee shall promptly deliver to Caleres all documents and other materials, whether in physical or electronic form (including all copies thereof), containing any Confidential Information.

Section 8.Injunctive Relief.

In the event of a breach or threatened breach of any of Employee's duties or obligations under the terms and provisions of Section 6, Section 7, Section 9.2 or Section 9.9, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm that might result to the Company's business as a result of noncompliance by Employee with any of the provisions of Section 6, Section 7, Section 9.2 or Section 9.9 would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 6, Section 7, Section 9.2 or Section 9.9, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys' fees and costs incurred by the Company in enforcing its rights hereunder.

Section 9.Miscellaneous.

9.1Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) when received by facsimile (including electronic mail), receipt confirmed, or (c) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (d) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to Caleres:

Caleres, Inc.

8300 Maryland Avenue

St. Louis, Missouri 63105 Attention: General Counsel

If to Employee:

Diane M. Sullivan

_________________

St. Louis, MO 63105

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

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9.2Binding Agreement. This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee's rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

9.3Judicial Modification. If and to the extent that any Section, term and/or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable under applicable law, then such Section(s), term(s) and/or provision(s) shall not be void but instead shall be modified and, to the maximum extent permissible under applicable law, enforced.

9.4Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

9.5Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
9.6Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

9.7Entire Agreement; Termination of Prior Agreement. This instrument constitutes the entire agreement of the parties in this matter and, as of the Effective Date, shall supersede any other agreement between the parties, oral or written, concerning the same subject matter (including, without limitation, the Prior Agreement). The Prior Agreement will terminate on the Effective Date.
9.8Amendment. Subject to Section 9.3, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

9.9Governing Law. In light of Company's and Employee's substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Employee resides in and/or reports to Company management in Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Caleres's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state courts in St. Louis County, Missouri, or the U.S. District Court for the Eastern District of Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Employee agrees that Employee under no circumstances will, either alone or in conjunction with anyone else, file or pursue any such litigation other than in such state or federal courts in Missouri, and Employee hereby consents and agrees that any such litigation filed in any other court(s) shall be dismissed and that Employee may be enjoined from filing and/or pursuing any such action.

9. 10Third Party Beneficiaries. Employee agrees that Caleres's subsidiaries are third party beneficiaries of this Agreement and hereby consents to the enforcement by any subsidiary of Caleres of the provisions contained herein, including without limitation, the provisions of Section 6 and Section 7.

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9.11Code Section 409A.
(a)With respect to those amounts payable hereunder which are subject to Code Section 409A, this Agreement shall be interpreted in a manner so as to be consistent with such provision and the rules and regulations promulgated thereunder. Caleres may modify the Agreement to the extent necessary to prevent a benefit or payment from being subject to a tax due to noncompliance with Code Section 409A.
(b)For purposes of Code Section 409A, the right to a series of installment payments hereunder, including a right to each separate payment of Base Salary as described in Section 4.1 and separation pay described in Section 5.4, shall be treated as a right to a series of separate payments.

(c)The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year. Reimbursement of an eligible expense shall be made in accordance with the Company's policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.
9.12Clawback. Any payment hereunder will be subject to recovery by the Company pursuant to applicable law or if it is determined that Employee personally and knowingly engaged in practices that materially contribute to circumstances that lead to the restatement of the Company's financial statements for any fiscal year prior to and including the Company's 2025 fiscal year.

Signature page follows.

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IN WITNESS WHEREOF, Employee and Caleres have executed this Agreement as of January 12, 2023.

CALERES, INC.		EMPLOYEE

By:	/s/ Douglas W. Koch	By:	/s/ Diane M. Sullivan
Name:	Douglas W. Koch	Name:	Diane M. Sullivan
Title:	Senior Vice President
Chief Human Resources Officer